EXHIBIT 99.2

PRIME NEWS WIRE
Moderator: Lawrence Brogan
07-23-09/4:00 p.m. CT
Confirmation # 20173152

PRIME NEWS WIRE

Moderator:   Lawrence Brogan
July 23, 2009
4:00 p.m. CT

Operator:
Good afternoon.  My name is (Angelia), and I will be your conference operator today.  At this time, I would like to welcome everyone to the Autobytel Announces Second Quarter 2009 Financial Results conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers' remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.  If you have already done so, please press the pound sign now, then press star once again to ensure your question is registered.  If you would like to withdraw your question, press the pound key.

Thank you.  I would now like to turn the call over to Mr. Lawrence Brogan, Vice President of Strategic and Financial Planning [Script Correction: “Vice President of Strategic and Financial Planning” was inadvertently stated during the call; correct title for Mr. Brogan is “Senior Vice President of Strategic and Financial Planning.”]  You may go ahead, sir.

Lawrence Brogan:
Thank you.  Good afternoon and welcome to Autobytel's 2009 Second Quarter conference call.  With me on the line today are Jeff Coats, President and Chief Executive Officer; and Curtis DeWalt, Chief Financial Officer.

Before we begin, I'd like to remind you that during today's call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today's press release and in the company's public filings with the Securities and Exchange Commission.

Please note that actual events or results may differ materially from those forward-looking statements.  Specifically, please refer to our Form 10-K for the year ended December 31st, 2008, our Form 10-Q for the quarter ended March 31st, 2009 and our Form 10-Q for the quarter ended June 30th, 2009, which we expect to file shortly.  These filings identify the principal factors that could cause results to differ materially from those forward-looking statements.

We are including slides with today's presentation, which help to illustrate some of the points being made and discussed during today's call.  For those of you with Internet access, you can find it in the Investor Relations section of our Web site, autobytel.com.

Now, I'd like to turn the call over to Jeff.

Jeffrey Coats:
Thanks, Larry.  Good afternoon.  It's not news to anyone that we continue to operate in a challenging economy, especially in the automotive sector where things seem to be shifting on an almost daily basis.  While both Chrysler and General Motors have successfully emerged from bankruptcy, which is positive, the impact of their difficulties lingers and likely will for a while.

Nevertheless, at Autobytel, we are continuing to make important progress as our team works tirelessly to not only stabilize the company, but position it for long-term growth as the economy slowly works its way out of this deep recession.

The company's cash position remains strong at $26.8 million as of June 30, 2009.  And with no debt, we have increasing flexibility to manage through these tough times and to build a stronger company, better able to capture strategic opportunities.

As I mentioned last quarter, the auto industry and its diverse segments are ripe for change in consolidation, and we expect to be part of those opportunities.

I'll now turn the call over to Curt for a review of our second quarter results.  Curt . . .

Curtis DeWalt:
Thank you, Jeff.  In the interest of time, I'm going to highlight just a few key metrics during the second quarter.  You'll find more detail in the press release we issued earlier and in our 10-Q for the quarter ended June 30, 2009, which we expect to file shortly.

As a reminder for those who have Internet access, there are slides posted to our Web site within the Investor Relations section that highlight some of the items we'll be discussing today.  I'll guide you through them as I proceed.

Not unexpectedly, as you will see on slide three, revenues declined approximately 29 percent year-over-year to $13.4 million.  On a sequential basis, revenue was down only slightly, showing stabilization in our business.

Auto lead revenue dropped 29 percent year-over-year, commensurate with declines in U.S. light vehicle sales during the period, which are highlighted on slide four.

Finance lead revenues declined 51 percent due primarily to the continued tightness in consumer credit.  Our wholesale OEM lead delivery continues to show stability during the quarter, but was not enough to offset the declines in our retail and finance leads businesses.

Slide five details our quarterly revenue by product over the two years.  During 2009 second quarter, we delivered approximately 690,000 auto leads versus 865,000 in the same period last year, about the same as 680,000 in the first quarter of 2009, reflecting continued weak demand for vehicles, along with associated reductions in marketing expenditures by dealers and manufacturers.

We delivered 87,000 finance leads in the second quarter of 2009 compared with 157,000 in last year's second quarter and 90,000 in the first quarter of 2009, with the decline primarily reflecting the lack of available consumer credit, particularly in the subprime market.

Our dealer network clearly felt the turmoil and the significant decline in auto sales across all manufacturers.  At the end of 2009, second quarter, we were serving 2,263 new car dealer franchises compared with 3,459 in the prior year period and 2,773 [Script Correction: “2,773 was inadvertently stated during the call; corrected number is “2,473.”] in first quarter 2009.

On the used car side, dealer franchises totaled 1,016 at the end of 2009 second quarter versus 1,373 in the last quarter – second quarter, and down from 1,078 at the end of Q1 2009.  Finance dealer franchises totaled 201 at the end of 2009 second quarter compared with 341 in the 2008 second quarter and 212 at the end of first quarter 2009.  We believe this decline in finance leads is a direct result of lack of available financing to our targeted consumers.

Advertising revenue was about equal to last year's second quarter and sequentially.  This is a result of lower page views offset by the capture of some deferred revenue.  There were nearly 37 million total Web page views across our Internet properties in 2009 second quarter versus 45 million during the year ago period and 41 million last quarter, primarily as a result of the reduction in search engine marketing spend, all meant to reduce negative ROI activities and transition SEM in-house.

To that end, at the end of the quarter, we began seeing an upward trend in page views as a result of new in-house SEM activities and some fine-tuning to our other sites under the direction of Tim Nelson and Zane Rathwick who were rehired by Autobytel back in January.  Under their leadership, we have high aspirations for improvements in our user experience and engagement across our sites, which will drive more organic growth.

Moving now to the expense side of the income statement, gross margins declined to 33 percent from 36 percent in the last years second quarter.  Slide three shows margin history over the last six quarters.  We have significant retail auto lead promotions in response to the economy, as well as an increase in expense for acquiring highest quality online leads, which contributed to the gross profit decline this quarter.  With these promotions now refined, we expect to see margins improve somewhat in future quarters.

Turning to slide six, total operating expenses for the second quarter 2009 were reduced significantly by approximately 47 percent to $6.6 million from $12.4 million in the same period last year.  This $12.4 million excludes a goodwill impairment charge recorded in the second quarter of 2008, which totaled $52.1 million.  If we were to exclude approximately a quarter million in expenses incurred related to Trilogy's unsolicited tender offer, the year-over-year expense reduction would have been 49 percent.

On slide seven, you'll see significant improvements we've made in expense management and on slide eight an update to the initiatives we discussed in the first quarter.  Non-cash share-based compensation in the second quarter of 2009 decreased to $257,000 from $658,000 in the last year's second quarter.

The net loss for the 2009 second quarter was $251,000 or one cent per share.  These results included approximately $580,000 of other income related to the sale of third-party common shares.  We acquired these shares through the purchase of AutoWeb several years ago, and they were sold in conjunction with our recent patent litigation settlements.

Additionally, $1.3 million of escrow funds related to the sale of the company's AVV Business in January 2008 was released in the second quarter of 2009, and recognized as income from discontinued operations.

At the end of the second quarter, $610,000 remained in AVV escrow account.  In July, an additional $448,000 was released to be recorded as income from discontinued operations in the third quarter.  We expect the majority of the remaining $162,000 in escrow will be released in the third and fourth quarters of 2009 upon completion of software license transfers to the AVV buyer.  These amounts are not carried on our June 30th balance sheet.

For the second quarter of 2008, the company recorded a net loss of $57.3 million or $1.30 a share including the $52.1 million of goodwill impairment.  As Jeff mentioned, the balance sheet remains healthy.  See slide nine for our cash trends.  Cash grew to $26.8 million or 59 cents per share from $25.8 million at March 31st 2009 compared with $27.4 million as of December 31st 2008, and we carry no debt.

Off note, we are comfortable with our exposure to receivables from Chrysler and GM, and we continue to have positive dialogue with both customers.  Chrysler's announcement to close 789 franchises resulted in a loss to us of 45 franchise customers.  With GM, we are closely monitoring the situation with respect to the dealership closures, which have not been publicly announced, and won't know the full impact to our business until affected dealers are identified to us.

Our current ratio again improved 4.4 to 1 at the end of June from 4.3 to 1 at the end of March and 3.3 to 1 at the end of December, 2008.  Now I'll turn the call back to Jeff.

Jeffrey Coats:
Thank you, Curt.  As I said earlier, we are working hard not only to stabilize our business, but to emerge from the current significant recession, stronger, more nimble and better positioned for long-term growth.

In a short time, we have taken a business that was bleeding significant amounts of cash and posting substantial operating losses to one that has its operating expenses under control, is making strategic progress and is improving its financial condition during a time that is extremely challenging for our industry and our country.

That said, we are continuing to make appropriate changes throughout our organization, reestablishing or strengthening ties with long time partners and forging new relationships externally that we are confident will help us build a stronger company.

As we discussed last quarter, our patent litigation settlements with Edmunds, Internet Brands, InsWeb and others, have provided Autobytel with significant and rich content for consumers, including reviews, photos and tools for our family of automotive Web sites at minimal cost.  This new content combined with an ongoing upgrade to the user experience on our sites is intended to further increase the utility of our consumer offerings by providing the best automotive experience available on the Web.

Last week, we announced an important initiative with Kelley Blue Book in the used car space.  We've been working to increase our penetration in this important market, which is substantially larger than that for new cars by an estimated magnitude of 4 to 1.  The used car segment represents a tremendous growth opportunity for Autobytel.

Through our new agreement with Kelley Blue Book, one of the most recognized consumer brands in the automotive market, our used car dealer customers will gain access to millions of potential buyers through KBB's Trusted Marketplacesm.  This new classified online vehicle experience currently attracts 12 million in market vehicle shoppers each month, providing our dealers with an enhanced stream of motivated used car buyers and providing Autobytel with a strong value proposition for additional used car dealers.

In addition to improving our consumer and dealer experiences, we are continuing to rationalize cost based upon the current marketplace in our near term expectations.  Recently we transitioned MyRide.com to the core platform that is being used by our other Web sites in our network, which will result in meaningful savings going forward.

As we move forward throughout the rest of the year, we intend to continue to enhance our core business, strengthen Autobytel's offerings for our manufacturer and dealer customers to maximize vehicle sales and carefully control cost responding quickly to marketplace changes.

At the same time, we will use our financial strength and flexibility to our advantage by capitalizing on opportunities that result from economic turmoil in the general economy and in the automotive sector.  I believe we are as well positioned as any company in our industry could be given the economy, and our primary financial goals are clearly well within reach.

As I mentioned earlier in this call, the auto industry and its diverse segments are ripe for change and consolidation, and we expect to be part of those opportunities.  Although our work is not complete, we are making additional improvements everyday.  I'm extremely proud of the Autobytel team and gratified by the significant progress we've made thus far.  So, stay tuned.

At this time, I would like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad.  We will pause for just a moment to compile the Q&A roster.

Your first question is from the line of (Allen Young).

(Allen Young):	Yes. Hi, guys. Just wondered if we could get a little color on the movement in the quarter, the interplay between lead quality, lead volume and lead pricing?

Jeffrey Coats:
I guess, the best way to describe that is it's a very dynamic marketplace.  We've seen a lot of pressure – we've seen downward pressure on the price that we sell leads for, we've seen upward pressure on the price that we buy leads for, and – while at the same time we are actually working to develop new lead sources.  So it's – it's a very tumultuous time in terms of what we are doing.

(Allen Young):	Any comment on how that dynamic has been working so far this quarter?

Jeffrey Coats:	I'm not sure how you mean that?

(Allen Young):	Well, any changes recently?

Jeffrey Coats:	I would say that if anything, those pressures have become pronounced recently.

(Allen Young):	OK.

Curtis DeWalt:
The only thing I would add is that we've seen a lot of – you know as far as the quality of the leads, which, again, was one of the impetus to go after the Edmunds leads, the quality and retaining people, which – as you have the higher quality you are better able to hold the line on the ASP.

So – but again, it's a constant interplay between what you are paying and what you are able to sell for the whole margin compression thing and quality of leads to just stay in the game.

(Allen Young):	OK.

Jeffrey Coats:
Curt made some good points on that.  Let me expand on that a little bit.  We've made a conscious effort to focus on and improve the quality of the leads that we provide to our dealer customers.  To that end, we have significantly increased our business with Edmunds, which has a positive impact – significant positive impact on the quality of the leads that we do provide.

We're also working with our other existing sources of leads to do the same thing and working to identify new lead sources.  So, I would say quality in the market, in general, has certainly come under some pressure, but since we've begun focusing more on a select few suppliers, we've been working to increase – to improve the quality of our leads.

(Allen Young):
OK.  Just on the expense side, your sales and marketing, tech support and G&A, am I correct from slide seven that that's a pretty clear number, pretty clean number?  Can we kind of use that as a number going forward?  You may want to then talk about a severance cost that may or anything often they show up there that's unusual in the near future.

Curtis DeWalt:
There is no severance in this quarter, and I think we mentioned in last quarter's call and again this quarter, there is nothing planned that would change any of that.  So we're getting – you know we're really starting to scrape the bottom of the barrel.  We think there's some additional savings to be had.  But you know I think we're in the ballpark with that $6.3 million adjusted, and we'll, hopefully, see some additional activity.

So, again, I mean we have the legal expenses, which we are in a process of negotiating.  There will be some – hopefully, that will be resolved.  And again, I think you are starting to see some stabilization in a lot of the static that we've had in prior quarters in '08.

Allen, that's a pretty good number.  I'd say that's pretty good number for you to consider.

(Allen Young):	OK, great. Thank you very much.

Jeffrey Coats:	We are still working on improving it, but you know it's a pretty good number for the time being.

(Allen Young):	All right. Thanks, Jeff.

Operator:	Again, if you would like to ask a question, please press star one on your telephone keypad. Our next question is from the line of (Brian Horey).

(Brian Horey):
The cost cuts that you – cost reductions that you detailed on slide eight, how should we think about those kind of getting phased in or are they – are they reflected really at this point in the Q2 results?

Jeffrey Coats:	Hi, (Bryan).

(Brian Horey):	Hi.

Jeffrey Coats:
With regards to the lease reduction, that's done.  We signed a new lease and that will feather in.  It you know began April the 1st, so that will move in over the 12 months and you know we'll have realized the benefit of that.

The Web – the Web platform consolidation, we did the consolidation.  There are various benefits to be had out of that, some supplier contracts that we are terminating, have terminated.  So those benefits are going to kind of feather in over the course of the next 12 months.

And in third-party content, again, that's going to feather in over the next 12 months.  Some of it comes as a result of the litigation settlements we've done, where we obtain some very rich content from Internet Brands and Edmunds as well as others and will allow us to eliminate other suppliers that we currently have as we kind of roll through the next 12 months.

(Brian Horey):	So is there anything you can say about the second half of the year in terms of what kind of you know OpEx reductions we might see as a result of these things being implemented you know over time?

Jeffrey Coats:
You know it's difficult to really talk about that in any detail.  I mean, we are continuing to focus on expenses.  As Curt mentioned you know there are some things that we are focused on.  But I think for the time being you know the $6.3 number, something in that range, is probably reasonable to focus on.  We'll be talking more about that in the third quarter.

(Brian Horey):
OK.  Can you add any color to your efforts to grow your traffic organically, and just whether you know I know you've hired some folks to help with that, whether there is anything you know quantitative you can say about that or qualitative for that matter?

Jeffrey Coats:
There's not much that we can say quantitatively about that at this point, but from a qualitative standpoint, again, in part, the litigation settlements – and one of the reasons we did the litigation settlements the way we did was to obtain a lot of this very rich content, and tools, and reviews, and editorials, and pictures from some of the top suppliers in the market, so that we can enhance our Web sites because obviously you know, SEM and other methods will drive traffic to our Web sites, but if we don't have a meaningful exciting user experience, we wont keep people or they won't come back, or they won't click very deep.

So we are focused on absolutely improving that.  We have made progress.  We are seeing improvement in direct-to-site traffic, and obviously, the leads that are generated off of our direct-to-site traffic tend to be among the top quality leads that we have.  So, we are very focused on developing that.  And we'll be talking more about that in future quarters as well.

(Brian Horey):	OK, and is – in terms of cash flow, is getting the cash flow neutral by the end of the year, is that still a reasonable objective for the business, do you think?

(Brian Horey):
OK.  And lastly, I mean, do you guys have a feel at this point for – you know for whether, whether the marketplace is kind of leveling out.  I mean there is, you know, if you listen to people on earnings calls this week and last week, you know there seems to be a sentiment that the economy is kind of leveling out, and I'm wondering, you know, are you guys – do you guys have the sense that that's – what's going on in the car market at this point?

Jeffrey Coats:
I would say, while I have heard some of those earnings calls, I'm seeing some of those reports, at least from our perspective, we don't currently see any material improvement in our portion of the automotive market.

(Brian Horey):	Is it stop getting worse?

Jeffrey Coats:
It's hard to even say that it's stopped getting worse.  I think it's – I think the, deterioration has slowed down.  But it's you know, it's not – it – what you read and what you hear about the general economy does not really seem to be filtering down, at least into our sector of the automotive market thus far.

(Brian Horey):	OK, thanks very much for the color.

Operator:	Thank you. Our next question is from the line of (Seth Setrakian).

(Seth):
Hi guys.  It seems like you guys are doing as well as you could regarding controlling the controllable, at least you know, on the operating expense line and a lot of the pressure is really from the industry dynamic of a very weak automotive and economic outlook, but also competitive pressures from within the industry, meaning your peers.

You spoke about consolidation and opportunities that may exist there.  How material do you think that would be to – I guess your margin profile going forward, if in fact you were able to participate or other material price participated, meaning less competition?

Jeffrey Coats:	I think your interpretation – hi, (Seth), by the way.

(Seth):	Hey.

Jeffrey Coats:
I think your interpretation of the situation is pretty good.  You know, we really are as – as effectively as we can control our costs.  We are kind of changing the focus or evolving the focus to improving – you know our gross margin and driving the top line, which is why I said earlier, you know, we may have gone a little too far at one point on cutting some costs, and we may need to you know, moderate that a little bit in order to drive the top line.

With regards to consolidation and the impact that could ultimately have on our margins, you know, I obviously can't say a whole lot, particularly with my General Counsel sitting here looking at me the way he is, but I would say that generically – of course, there should be improvement from building a better scale as a result of some consolidation.  I think that a lot of  this market, that recognizes that building some scale would be a positive thing.  And, you know, we certainly are doing what we can to push forward on some of that.

(Seth):
Now, just a follow-up question also.  What kind of – and I don't know if you can answer this, but hopefully we can get close.  I guess right now maybe the automotive industry is looking at a 10 million SAAR-type number.  Based on where we've taken our operating expenses to and noting that maybe it has to go slightly higher again to feel more comfortable with really capturing all the business opportunities that we've cut too far.  What SAAR number would you more or less be comfortable with saying that you know we'll be making money?

Jeffrey Coats:
It's hard to – it's hard to say there is a direct correlation between the SAAR and in our revenue, because we do have a couple of other factors.  I mean, we're – we do have advertising and some other things.  And so, I don't – I don't want to give you the wrong impression that there's a direct correlation.  Now, there is certainly an indirect correlation.

(Seth):	Sure.

Jeffrey Coats:
You know, I think, all of us across this market in the industry would feel a whole lot more comfortable.  We can get back up to, it will lead something north of 11 million.  Right now, there are some people that are predicting that this year is going to be closer to 9.5 million than 10.  JD Powers recently lowered their 2009 estimate from 10.4 million to 10.

They've not – I believe that was back in May.  I haven't seen any further updates from them.  And you know, at one point they were – you know, from the slide that we have on page word, they were predicting you know, a 13.4 million for 2010.  You know we can only hope and pray that we would get anywhere close to that.  They've not updated their projections, but we certainly don't think it’s going to be close to that for 2010.

(Seth):	OK. Just – you know congrats on doing all you can and good luck.

Jeffery Coats:	Thank you.

Operator:	Again, ladies and gentlemen, if you would like to ask a question, please press star one on you telephone keypad. Again, to ask a question, please press star one.

Jeffery Coats:	OK. Well, thank you. Thanks, everybody, for participating in this call. And as I said earlier, stay tuned. We look forward to speaking with you at the end of the third quarter. Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

END

Autobytel
Q2 2009 Results

The statements contained in this presentation that are not historical facts are forward-
looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are continuing adverse general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the company’s stock.
Safe Harbor Statement

Q108	Q208	Q308	Q408	Q109	Q209
Revenue	$20.7	$19.0	$17.3	$14.2	$13.9	$13.4
Gross Margin (1)	33%	36%	36%	32%	36%	33%
Adjusted OPEX (2)	$16.2	$12.4	$10.4	$9.2	$7.7	$6.3
Adjusted Loss from Cont Ops (3)	($8.8)	($5.3)	($4.0)	($4.5)	($2.6)	($1.2)
Reconciling Items	*$2.7*	*($52.1)*	*($1.8)*	*($10.6)*	*$2.2*	*($0.3)*
Loss from Continuing Ops	($6.1)	($57.4)	($5.8)	($15.1)	($0.4)	($1.5)
Discontinued Operations	$4.1	$0.1	$0.2	$0.0	$0.0	$1.3
Net Loss	($2.0)	($57.3)	($5.6)	($15.1)	($0.4)	($0.3)
Change in Cash Balance	$1.5	$6.6	($3.5)	($4.8)	($1.6)	$1.0
Operating Cash Flow	($5.6)	($6.7)	($2.9)	($4.8)	($1.6)	($0.8)

Copyright © 2009 Autobytel Inc.

1 - Excludes MyRide.com impairment charges of $4.3M and severance of $300k in Q4 2008
2 - See slide #7 in this set for GAAP to Adjusted OPEX reconciliation
3 - See Appendix for GAAP to Adjusted Loss from Continuing Ops reconciliation
Financial Overview
$ Millions, except gross margin

Quarterly US Light Vehicle Sales (Millions)
4.1
3.8
3.6
3.8
3.4
2.5
2.2
2.6
Q307
Q407
Q108
Q208
Q308
Q408
Q109
Q209

Annual US Light Vehicle Sales (Millions)
16.9
17.0
16.6
16.2
13.2
10.0
13.4
14.7
15.6
2004
2005
2006
2007
2008
2009F
2010F
2011F
2012F

Copyright © 2009 Autobytel Inc.

Comments
• 2008 lowest level of US light vehicle sales in more than 15 years; 2009 will be lower
• In May 2009, JD Power decreased its 2009 US light vehicle sales forecast to 10.0M from 10.4M
• Other sources have projected 2009 light vehicle sales below 10M
• JD Power has not updated sales forecast beyond 2009; but we expect it to be reduced
Source: Automotive News, JD Power & Associates
Auto Industry Sales

4.3
3.0
4.0
1.9
8.7
2.9
2.7
3.8
1.7
7.7
2.5
2.7
5.3
1.6
8.6
1.8
2.8
5.0
1.5
8.0
1.6
2.7
4.5
1.4
7.1
1.9
1.9
2.9
1.2
6.3
1.7
1.5
3.0
1.2
6.5
1.8
1.4
3.0
1.1
6.1
Q307
Q407
Q108
Q208
Q308
Q408
Q109
Q209
New Car Leads
Used Car Leads
OEM Leads
Finance Leads
Website Advertising

Quarterly US Light Vehicle Sales (Millions)
4.1
3.8
3.6
3.8
3.4
2.5
2.2
2.6
Q307
Q407
Q108
Q208
Q308
Q408
Q109
Q209

Copyright © 2009 Autobytel Inc.

Comments
• Autobytel revenue roughly correlates to US light vehicle sales decline
• Autobytel revenue down 29% year-over-year, while vehicle sales are down 33%
• The macro and industry environments remain challenging
Revenue Results
Source: Automotive News
Autobytel Revenue ($ Millions)

Q209 Operating Expenses (GAAP) Less: Unsolicited Tender Offer Costs Q209 Adjusted OPEX	$6.6M ($0.3M) $6.3M
Year-over-year decrease (1)	(49%)
Sequential decrease (2)	(18%)
1 - Excludes $52.1 million goodwill impairment charge in 2Q08
2 - Includes one-time expenses and credits (Dealix patent litigation, severance) in Q109
Q2 Operating Expense

Adjusted Operating Expenses
$ Millions
18
16
14
12
10
8
6
4
16.2
12.4
10.4
9.2
7.7
6.3
Q108
Q208
Q308
Q408
Q109
Q209

	Q108	Q208	Q308	Q408	Q109	Q209
GAAP OPEX	$13.5	$64.5	$12.2	$15.2	$5.5	$6.6
Dealix Settlement	2.7				2.7	
Impairment Charges		(52.1)		(1.2)		
Severance			(1.8)	(4.8)	(0.5)	
Tender Offer						(0.3)
Adjusted OPEX	$16.2	$12.4	$10.4	$9.2	$7.7	$6.3

Copyright © 2009 Autobytel Inc.

GAAP Reconciliation
Cost Reductions

Expected Annual Savings	Status	Completion Date
Lease Reduction	$0.7M	Completed	April 2009
Web Platform Consolidation	$0.7M	Completed	May 2009
Third Party Content	$0.4M	Executing Integration	Q3 2009

Copyright © 2009 Autobytel Inc.

• Cost Reduction Initiatives Discussed Last Quarter Substantially Complete
• Full Benefits to be Realized Over Time

Cost Reductions
(Discussed in Q109)

Cash & Cash Equivalents
30,000,000
27,000,000
24,000,000
1/1/09
2/1/09
3/1/09
4/1/09
5/1/09
6/1/09

Copyright © 2009 Autobytel Inc.

Comments      Cash Per Share
• Cash balance grew in Q209 by $1.0M to $26.8M .......................................................... $0.59
• Additional sources of cash not carried on balance sheet
 • Release of AVV escrow $0.6M expected Q309 / Q409  ……..………………. $0.01
 • Final Dealix patent settlement payment of $2.7M due in Q1 2010 ….…….. $0.06
                                        $0.66
Cash

Summary
• Significant operating expense reductions
 achieved in first half of 2009
• Focus going forward
 – Top line growth
 – Gross margin improvement
• Management committed to driving
 further financial improvement
 – Positioning for economic recovery

Q108	Q208	Q308	Q408	Q109	Q209
GAAP Loss from Cont. Ops.	**($6.1)**	**($57.4)**	**($5.8)**	**($15.1)**	**($0.4)**	**($1.5)**
Reconciling Items						
Dealix Settlement	2.7	0.0	0.0	0.0	2.7	0.0
Impairment Charges	0.0	(52.1)	0.0	(5.5)	0.0	0.0
Severance	0.0	0.0	(1.8)	(5.1)	(0.5)	0.0
Tender Offer Costs	0.0	0.0	0.0	0.0	0.0	(0.3)
Total Reconciling Items	**$2.7**	**($52.1)**	**($1.8)**	**($10.6)**	**$2.2**	**($0.3)**
Adjusted Loss from Cont. Ops.	**($8.8)**	**($5.3)**	**($4.0)**	**($4.5)**	**($2.6)**	**($1.2)**

Copyright © 2009 Autobytel Inc.

Appendix
Reconciliation of GAAP Loss from Continuing Operations
to Adjusted Loss from Continuing Operations